Exhibit 77Q1(a)

ITEM 77Q1(a) -- AMENDMENTS TO THE REGISTRANT'S CHARTER OR BY-LAWS:

On June 28, 2011, a Form Type POS AMI, accession number 0001193125-11-175619, which included an amendment to the registration statement of Columbia Funds Master Investment Trust, LLC (the "Registrant") on behalf of the Portfolio (the "Amendment"), was filed with the SEC. Included in the Amendment as exhibits thereto were the AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of the Registrant, dated as of March 2, 2011 and the AMENDED AND RESTATED BY-LAWS of the Registrant, dated as of March 2, 2011, each of which is incorporated by reference as part of the response to Item 77Q1(a) of Form N-SAR.